Exhibit 99.1

CRACKER BARREL ELECTS CHERYL HENRY TO BOARD OF DIRECTORS

LEBANON, Tenn. – May 28, 2024 – Cracker Barrel Old Country Store® (Nasdaq: CBRL) today announced that Cheryl Henry, 50, has been elected to the company's Board of Directors, effective immediately. Ms. Henry is replacing director William Moreton, who will step down from the Board for personal reasons effective May 28, 2024. Despite his departure, Mr. Moreton will continue to serve as an advisor to the Board and to management through the end of calendar 2024.

Ms. Henry is the former President, Chief Executive Officer, and Chairwoman of Ruth’s Hospitality Group, Inc., a fine-dining restaurant company operating over 150 Ruth’s Chris Steak House restaurants worldwide. A seasoned restaurant and public company executive with extensive operational leadership experience, Ms. Henry served in numerous senior leadership roles at Ruth’s Chris, including Chief Operating Officer, Senior Vice President and Chief Branding Officer, and Chief Business Development Officer, before she assumed the role of CEO in 2018. Prior to joining Ruth’s Chris in June of 2007, Ms. Henry served as Chief of Staff for the Mayor of Orlando.

Carl Berquist, Chairman of the Cracker Barrel Board of Directors, stated of Ms. Henry’s appointment, "Cheryl brings to our Board a wealth of industry knowledge and executive leadership experience. Her success in overseeing the revitalization of Ruth’s Chris will be particularly relevant to Cracker Barrel as we undertake our own strategic transformation.” Mr. Berquist added, “As we welcome Cheryl, we also thank Bill for his significant contributions to the Board and to the Company. Although he is stepping down from the Board in an official capacity, Bill will remain a trusted advisor and part of the Cracker Barrel family.”

About Cracker Barrel Old Country Store, Inc. Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) is on a mission to bring craveable, delicious homestyle food and unique retail products to all guests while serving up memorable, distinctive experiences that make everyone feel welcome. Established in 1969 in Lebanon, Tenn., Cracker Barrel and its affiliates operate approximately 660 company-owned Cracker Barrel Old Country Store® locations in 44 states and own the fast-casual Maple Street Biscuit Company. For more information about the company, visit www.crackerbarrel.com.

Media Contact:

Heidi Pearce

heidi.pearce@crackerbarrel.com

(615) 235-4315

Investor Contact:

Adam Hanan

Adam.hanan@crackerbarrel.com

(615) 235-4367

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